Exhibit 21.1

Subsidiary Name	Ownership Percentage (if < 100%)	Jurisdiction of Organization
The Claymont Investment Company LLC		Delaware
SunCoke Technology and Development LLC		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	1.0	Brazil
Sun Coke International, Inc.		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	99.0	Brazil
• SXC Holding BV		Netherlands
▪ SunCoke India Private Limited	99.0	India
• India Sub Holding BV		Netherlands
▪ SunCoke India Private Limited	1.0	India
Sun Coal & Coke LLC		Delaware
• SunCoke Energy Partners Finance Corp.		Delaware
▪ Gateway Energy & Coke Company, LLC		Delaware
▪ Middletown Coke Company LLC		Delaware
▪Haverhill Coke Company LLC		Delaware
¤FF Farms Holdings LLC		Delaware
*SunCoke Logistics LLC		Delaware
¤SunCoke Lake Terminal LLC		Delaware
¤Kanawha River Terminals LLC		Delaware
* Marigold Dock, Inc		Delaware
*Ceredo Liquid Terminal LLC		Delaware
▪Raven Energy LLC		Delaware
¤CMT Liquids Terminal, LLC		Delaware
• SunCoke Energy South Shore, LLC		Delaware
• Elk River Minerals Corporation		Delaware
• Jewell Coke Acquisition Company		Virginia
▪ Jewell Coke Company, L.P.	2.0	Delaware

Exhibit 21.1

(Continued)

Sun Coal & Coke LLC		Delaware
•Indiana Harbor Coke Corporation		Indiana
▪ Indiana Harbor Coke Company L.P.	84.2	Delaware
•Indiana Harbor Coke Company		Delaware
▪ Indiana Harbor Coke Company L.P.	1.0
Jewell Resources Corporation		Virginia
• Jewell Coke Company, L.P.	98	Virginia
• Jewell Smokeless Coal Corporation		Virginia
• Jewell Coal & Coke Company, Inc.		Virginia
• Dismal River Terminal, LLC		Virginia
• Oakwood Red Ash Coal Corporation		Virginia

NOTE: First-tier subsidiaries of SunCoke Energy, Inc. [NYSE: SXC] appear in bolded type.